Registration No. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933



                            MERRIMAC INDUSTRIES, INC.
             (Exact Name of Registrant as specified in its charter)


               New Jersey                                22-1642321
    (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation or organization)


            41 Fairfield Place, West Caldwell, New Jersey 07006-6287
               (Address of Principal Executive Offices) (Zip Code)



                            1995 STOCK PURCHASE PLAN
                                       of
                            MERRIMAC INDUSTRIES, INC.
                            (Full title of the plan)



           EUGENE W. NIEMIEC                                 Copy to:
 President, Treasurer, Chief Executive                THOMAS C. MERIAM, ESQ.
  Officer and Chief Operating Officer                 CHADBOURNE & PARKE LLP
       MERRIMAC INDUSTRIES, INC.                       30 Rockefeller Plaza
          41 Fairfield Place                         New York, New York 10112
  West Caldwell, New Jersey 07006-6287
(Name and address of agent for service)


  Telephone number, including area code, of agent for service: (201) 575-1300


                                          CALCULATION OF REGISTRATION FEE
- ----------------------------- ------------------- --------------------- ------------------------ ----------------
 Title of securities to be       Amount to be       Proposed maximum       Proposed maximum         Amount of
         registered               registered       offering price per     aggregate offering      registration
                                                         share*                 price**                fee
- ----------------------------- ------------------- --------------------- ------------------------ ----------------
Common Stock, Par Value
   $0.50                        200,000 shares         $ 10.375             $ 2,075,000             $ 716.00
   per share
- ----------------------------- ------------------- --------------------- ------------------------ ----------------

- --------------------------

* Estimated soley for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices ($10.50 and $10.25, respectively) on August 2, 1996 for the Company's Common Stock on the American Stock Exchange.

** There are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the Plan as a result of the antidilution provision contained therein.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents filed by Registrant with the Securities and Exchange Commission are specifically incorporated herein by reference and made a part hereof:

                 (i) Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 30, 1995, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), which incorporates by reference certain information, including the Company's 1995 consolidated financial statements contained in its 1995 Annual Report to Stockholders;

                 (ii) all other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 30, 1995; and

                 (iii) the description of Registrant's Common Stock contained in Registrant's Application for Registration on Form 8-B dated July 20, 1994.

         All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.  Description of Securities.

        This Item is not applicable as Registrant's Common Stock is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

         This Item is not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 14A:3-5 of the New Jersey Business Corporation Act provides in part as follows:

         "(2) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent* against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if

- ---------------------------

* A corporate agent is defined by Section 14A:3-5(1)(a) to include any person who is or was a director, officer, employee or agent of the indemnifying corporation.

                 (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

                  (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that each corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3-5(2)(b).

         "(3) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent if fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

         "(4) Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

         "(5) Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3) may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made

                  (a) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

                  (b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

                 (c) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

         "(6) Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

         "(7)(a) If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6), a corporate agent may apply to a court for an award of indemnification by the corporation, and such court

                 (i) may award indemnification to the extent authorized under subsections 14A:3-5(2) and 14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5); and

                (ii) may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

                                      * * *

         "(8) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S.14A:2-7, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

         "(9) Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

         "(10) The powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provisions in its certificate of incorporation or bylaws authorizing the exercise of such powers.

         "(11) Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled."

         Section 12 of Registrant's By-laws provides as follows:

         "12.1 Indemnification of Directors and Officers. [Registrant] shall, to
               ------------------------------------------
the fullest extent permitted by applicable law, indemnify any person (and the heirs, executors and administrators thereof) who was or is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by or in the right of [Registrant] to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of [Registrant] is serving or has served in any capacity at the request of [Registrant], by reason of the fact that he, his testator or intestate is or was a director or officer of [Registrant], or is serving or has served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and costs, charges and expenses, including attorneys' fees, incurred therein or in any appeal thereof.

         "12.2.  Indemnification  of Others.  [Registrant] shall indemnify other
                 ---------------------------
persons and reimburse the expenses thereof, to the extent required by applicable law, and may indemnify any other person to whom [Registrant] is permitted to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New Jersey Business Corporation Act or otherwise.

         "12.3. Advances or Reimbursement of Expenses.  [Registrant] shall, from
                --------------------------------------
time to time, reimburse or advance to any person referred to in Section 12.1 the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action, suit or proceeding referred to in Section 12.1, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that his acts or omissions (i) constitute a breach of his duty of loyalty to [Registrant] or its shareholders, (ii) were not in good faith, (iii) involved a knowing violation of law, (iv) resulted in his receiving an improper personal benefit, or (v) were otherwise of such a character that New Jersey law would require that such amount(s) be repaid.

         "12.4.  Service of Certain Entities Deemed  Requested.  Any director or
                 ----------------------------------------------
officer of [Registrant] serving (i) another corporation, of which a majority of the shares entitled to vote in the election of its directors is held by [Registrant], or (ii) any employee benefit plan of [Registrant] or any corporation referred to in clause (i), in any capacity shall be deemed to be doing so at the request of [Registrant].

         "12.5. Interpretation.  Any person entitled to be indemnified or to the
                ---------------
reimbursement or advancement of expenses as a matter of right pursuant to this Article may elect to have the right to indemnification (or advancement of expense) interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action, suit or proceeding, to the extent permitted by applicable law, or on the basis of the applicable law in effect at the time indemnification is sought.

         "12.6.  Indemnification  Right.  The right to be  indemnified or to the
                 -----------------------
reimbursement or advancement of expenses pursuant to this Article (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between [Registrant] and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, (iii) shall continue to exist after any elimination of or amendment to this Article 12 hereof with respect to events occurring prior thereto, and (iv) and shall not be deemed exclusive of any other rights to which any person claiming indemnification hereunder may be entitled.

         "12.7.  Indemnification  Claims.  If a request to be indemnified or for
                 ------------------------
the reimbursement or advancement of expenses pursuant hereto is not paid in full by [Registrant] within thirty days after a written claim has been received by [Registrant], the claimant may at any time thereafter bring suit against [Registrant] to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses of prosecuting such claim. Neither the failure of [Registrant] (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by [Registrant] (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

         "12.8. Insurance. [Registrant] may maintain insurance on behalf of any
                ----------
person who is or was a director, officer, employee or agent of [Registrant], whether or not [Registrant] would have the power to provide indemnification to such person."

         Registrant has procured insurance protecting it under its obligation to indemnify officers and directors against certain types of liabilities (including certain liabilities under the Securities Act of 1933) that may be incurred by them in the performance of their duties and affording protection to such officers and directors in certain areas to which the corporate indemnity does not extend, all within specified limits and subject to specified deductions.

Item 7.  Exemption from Registration Claimed.

         This Item is not applicable.

Item 8.  Exhibits.

         4a1 - Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit B of Registrant's definitive Proxy Statement for its 1994 Annual Meeting), as modified by paragraph 2.1 of the Plan of Reorganization and Agreement of Merger dated as of March 11, 1994 (incorporated herein by reference to Exhibit A of Registrant's definitive Proxy Statement for its 1994 Annual Meeting).

         4b1 - By-laws of Registrant (incorporated herein by reference to Exhibit C of Registrant's definitive Proxy Statement for its 1994 Annual Meeting).

         4c1 - 1995 Stock Purchase Plan of Merrimac Industries, Inc. (incorporated herein by reference to Exhibit A of Registrant's definitive Proxy Statement for its 1995 Annual Meeting).

         5a1 - Opinion of McCarter & English, counsel for Registrant, covering shares of the Company's Common Stock issuable under the 1995 Stock Purchase Plan of Merrimac Industries, Inc.

         23a1     - Consent of J.H. Cohn LLP, independent public accountants.

         23b1     - Consent of Ernst & Young LLP, independent auditors.

Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided,  however,  that  paragraphs  (i) and (ii)  above  do not  apply if the
- --------   -------
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

           (2) That, for determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Caldwell, State of New Jersey, on this 5th day of August, 1996.


                        By:  /s/ Eugene W. Niemiec
                             ---------------------------------------
                             Eugene W. Niemiec
                             President, Treasurer, Chief Executive Officer and Chief Operating Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 5th day of August, 1996.

            Signature                       Title
            ---------                       -----

 /s/ Charles F. Huber II
 -----------------------    Chairman of the Board
 (Charles F. Huber II)

 /s/ Eugene W. Niemiec
 ----------------------     President, Treasurer, Chief Executive Officer and
 (Eugene W. Niemiec)        Chief Operating Officer and Director

 /s/ John J. Antonich
 ----------------------     Vice President, Secretary and Controller (principal
 (John J. Antonich)         accounting officer)

 /s/ Robert V. Condon
 ----------------------     Vice President, Finance and Chief Financial Officer
 (Robert V. Condon)         (principal financial officer)

 /s/ Arthur A. Oliner
 ----------------------     Director
 (Arthur A. Oliner)


 ----------------------     Director
 (Mason N. Carter)

 /s/ Reynold K. Green
 ----------------------     Director
 (Reynold K. Green)





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